UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2016

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

On December 12, 2016, Five Prime Therapeutics, Inc. (“FivePrime”) and HCP Oyster Point III LLC (“Landlord”) entered into the Lease (the “Lease”), effective December 12, 2016 (the “Effective Date”), for FivePrime’s lease of 115,466 square feet of office and laboratory space located at 111 Oyster Point Drive, South San Francisco, California (the “Premises”). The term of the Lease begins on the later to occur of (i) January 1, 2018 and (ii) 30 days after the Premises are ready for occupancy, which requires Landlord’s delivery of the Premises to FivePrime and completion of certain tenant improvements to the Premises (the “Rent Commencement Date”), and ends on the 10-year anniversary of the Rent Commencement Date (the “Lease Term”), subject to FivePrime’s one-time option to extend the Lease Term for an additional five years (the “Option Term”). FivePrime expects Landlord will deliver the Premises, the tenant improvements to the Premises will be completed and the Premises will be ready for occupancy by FivePrime on or around December 1, 2017. The Premises are located in an office and laboratory complex at “The Cove at Oyster Point” (the “Project”).

FivePrime is obligated to pay Landlord monthly base rent in an initial amount of (i) $282,891.70 for the first six months of the Lease Term and (ii) $565,783.40 for the second six months of the Lease Term. The base rent for the first year of the Lease Term is calculated at a rate of $4.90 per rentable square foot, with the first six months calculated as if the Premises contained only 57,773 rentable square feet. Following the first year of the Lease Term, the monthly base rent will increase as follows:

Lease Year	Monthly Base Rent	Monthly Base Rent per Square Foot
2	$585,412.62	$5.07
3	$606,196.50	$5.25
4	$626,980.38	$5.43
5	$648,918.92	$5.62
6	$672,012.12	$5.82
7	$695,105.32	$6.02
8	$719,353.18	$6.23
9	$744,755.70	$6.45
10	$771,312.88	$6.68

If FivePrime exercises its one-time option to extend the Lease Term for an additional five years, FivePrime would pay Landlord during the Option Term base rent equal to the fair rental value (as determined in accordance with the Lease) as of the commencement date of the Option Term for comparable space in similar life sciences buildings located in South San Francisco, California and the surrounding commercial area.

In addition to FivePrime’s monthly base rent obligations, FivePrime is obligated to pay to Landlord as additional rent a portion of the operating expenses of the Project and certain taxes, assessments and fees incurred in connection with the ownership, leasing and operation of the Project that Landlord pays or accrues for.

FivePrime is entitled to a one-time tenant improvement allowance of $14,433,250, or $125 per square foot of the Premises, from Landlord for costs relating to the design and construction of improvements to the Premises, subject to the terms and conditions of a work letter attached to the Lease.

Pursuant to the Lease, FivePrime delivered to Landlord an irrevocable letter of credit in the amount of $1,542,625.76 as security for FivePrime’s performance of the terms of the Lease, which amount is subject to reduction under certain circumstances starting in the sixth year of the Lease.

Pursuant to the Lease, during the first five years of the Lease Term, FivePrime has, subject to the rights of certain other tenants in the Project, a right of first offer to lease space located at 151 or 171 Oyster Point Boulevard following the termination or earlier expiration of (i) any lease existing as of the Rent Commencement Date with respect to any space located 151 Oyster Point Boulevard and (ii) the initial lease of any space located in 171 Oyster Point Boulevard, including any renewals of any such leases. In addition, during the first five years of the Lease Term, FivePrime has a right of first negotiation, subject to the rights of certain other tenants in the Project, to lease space that becomes available on a multi-tenant basis in the buildings located at 121, 151 or 171 Oyster Point Boulevard or the buildings to be constructed at 131, 161 or 181 Oyster Point Boulevard.

The Lease contains customary provisions allowing Landlord to terminate the Lease if FivePrime fails to remedy a breach of any of its obligations within specified time periods.

The foregoing description of the Lease is qualified in its entirety by reference to the full text of the Lease, a copy of which FivePrime plans to file as an exhibit to its Annual Report on Form 10-K for its fiscal year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena Chief Strategy Officer and Secretary

Dated: December 13, 2016

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